EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact: Bill Davis

Perficient, Inc.

(314) 995-8822

bill.davis@perficient.com

Perficient Moves Up to NASDAQ National Market

AUSTIN, Texas- Feb 2, 2005 - Perficient, Inc. (NASDAQ: PRFT), a leading business consulting and technology services firm in the central United States, announced today that the NASDAQ Stock Market has approved the company’s application to list its common stock on the NASDAQ National Market. The stock commenced trading on the National Market System today under the symbol PRFT. Perficient had been trading on the NASDAQ Small Cap Market under the same symbol since July 29, 1999.

“Having met the market capitalization requirements for a NASDAQ National Market listing is an important milestone that underscores the tremendous growth Perficient has experienced since our initial public offering in 1999,” said Jack McDonald, Perficient’s chairman and chief executive. “This move to the NASDAQ National Market, the world’s premier stock market for high-tech companies, will help us grow further by making our common stock available on the broader market and increasing our awareness among institutional and retail investors, equity analysts and the media.”

About Perficient

Perficient is a leading business consulting and technology services firm in the central United States. Perficient delivers business-driven technology solutions that enable our clients to reach new markets and increase revenues, strengthen customer relationships, reduce operating costs, increase productivity and empower their employees. Perficient is an award-winning “Premier Level” IBM business partner and a recognized expert in IBM’s WebSphere® software. Perficient’s partners include leading eBusiness technology and services providers including IBM, Tibco, Microsoft, Wily Technology, Adobe, ATG, Grumium and others. For more information about Perficient, which has more than 425 professionals in the central US and Canada, please visit www.perficient.com. IBM and WebSphere are trademarks of International Business Machines Corporation in the United States, other countries, or both.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that are subject to risk and uncertainties, including, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company’s growth, credit risks associated with the company’s accounts receivable, the company’s ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, and other risks detailed from time to time in the company’s filings with Securities and Exchange Commission, including the most recent Form 10-KSB and Form 10-QSB.